Exhibit 99.1
STRYKER REPORTS FIRST QUARTER 2021 OPERATING RESULTS
Kalamazoo, Michigan - April 27, 2021 - Stryker (NYSE:SYK) reported operating results for the first quarter of 2021:
The response to the COVID-19 pandemic has included measures to slow the spread of the virus taken by governments and health care authorities globally, including the postponement of elective medical procedures and social contact restrictions. While there is starting to be some recovery in certain geographies, there continues to be a negative impact on our operations and financial results.
First Quarter Results
•Reported net sales increased 10.2% from 2020 and 12.4% from 2019 to $4.0 billion
•Organic net sales increased 1.8% from 2020 and 4.7% from 2019
•Reported operating income margin of 11.6%
•Adjusted operating income margin(1) contracted 50 bps to 23.5%
•Reported EPS decreased 39.2% to $0.79
•Adjusted EPS(1) increased 4.9% to $1.93

In addition to sales growth analysis versus 2020, we are including sales growth versus 2019 as 2019 provides a more normal baseline for comparison given the variability caused by the COVID-19 pandemic throughout 2020.

	First Quarter Net Sales Growth Overview
	From 2020					From 2019
	Reported	Foreign Currency Exchange	Constant Currency	Acquisitions	Organic	Reported	Foreign Currency Exchange	Constant Currency	Acquisitions	Organic
Orthopaedics	21.4%	2.7%	18.7%	18.2%	0.5%	18.7%	1.5%	17.2%	17.9%	(0.7)%
MedSurg	—	1.6	(1.6)	—	(1.6)	6.2	0.9	5.3	—	5.3
Neurotechnology and Spine	14.0	2.7	11.3	—	11.3	14.6	1.8	12.8	—	12.8
Total	10.2%	2.2%	8.0%	6.2%	1.8%	12.4%	1.3%	11.1%	6.4%	4.7%
"We are pleased with our results, as business picked up meaningfully in the latter part of the first quarter," said Kevin Lobo, Chairman and Chief Executive Officer. "We expect this momentum to continue and are encouraged by the Wright Medical integration, which is pacing ahead of our expectations."
Sales Analysis Compared to 2020 and 2019
Consolidated net sales of $4.0 billion increased 10.2% in the quarter and 8.0% in constant currency from 2020. Organic net sales increased 1.8% in the quarter including 2.7% from increased unit volume partially offset by 0.9% from lower prices. From 2019 consolidated net sales increased 12.4% in the quarter and 11.1% in constant currency. Organic net sales increased 4.7% in the quarter including 6.1% from increased unit volume partially offset by 1.4% from lower prices.
Orthopaedics net sales of $1.5 billion increased 21.4% in the quarter and 18.7% in constant currency from 2020. Organic net sales increased 0.5% in the quarter including 2.6% from increased unit volume partially offset by 2.1% from lower prices. From 2019 Orthopaedics net sales increased 18.7% in the quarter and 17.2% in constant currency. Organic net sales decreased 0.7% in the quarter including 2.7% from increased unit volume offset by 3.4% from lower prices.
MedSurg net sales of $1.6 billion remained flat in the quarter and decreased 1.6% in constant currency from 2020. Organic net sales decreased 1.6% in the quarter including 1.4% from decreased unit volume and 0.2% from lower prices. From 2019 MedSurg net sales increased 6.2% in the quarter and 5.3% in constant currency. Organic net sales increased 5.3% in the quarter from increased unit volume.
Neurotechnology and Spine net sales of $0.8 billion increased 14.0% in the quarter and 11.3% in constant currency from 2020. Organic net sales increased 11.3% in the quarter including 11.9% from increased unit volume partially offset by 0.6% from lower prices. From 2019 Neurotechnology and Spine net sales increased 14.6% in the quarter and 12.8% in constant currency. Organic net sales increased 12.8% in the quarter including 13.4% from increased unit volume partially offset by 0.6% from lower prices.
Earnings Analysis Compared to 2020
Reported net earnings of $302 million decreased 38.7% in the quarter. Reported net earnings per diluted share of $0.79 decreased 39.2% in the quarter. Reported gross profit margin and reported operating income margin were 63.5% and 11.6% in the quarter. Reported net earnings include certain items, such as charges for acquisition and integration-related activities, the amortization of purchased intangible assets, restructuring-related and other charges, costs to comply with certain medical device regulations, recall-related matters, regulatory and legal matters and tax matters. Excluding the aforementioned items, adjusted gross profit margin(1) was 65.4% in the quarter, and adjusted operating income margin(1) was 23.5% in the quarter, a decline of 50 basis points. Adjusted net earnings(1) of $737 million increased 5.4% in the quarter. Adjusted net earnings per diluted share(1) of $1.93 increased 4.9% in the quarter.

2021 Outlook
We continue to monitor and evaluate the impact the global response to the COVID-19 pandemic has had, and will continue to have, on our operations and financial results. As we recover from the pandemic, we continue to expect 2021 organic net sales growth to be in the range of 8% to 10% from 2019, as this is a more normal baseline given the variability throughout 2020, and now expect adjusted net earnings per diluted share(2) to be in the range of $9.05 to $9.30, including the full year impact of the acquisition of Wright Medical. Consistent with the pricing environment experienced in both 2019 and 2020, we expect continued unfavorable price reductions of approximately 1% in 2021. If foreign currency exchange rates hold near current levels, we expect EPS will be positively impacted by $0.05 to $0.10 for the full year. This guidance assumes an ongoing recovery in our key geographies leading to more normalized elective procedure levels during the second quarter of 2021. As previously announced, we will not be providing quarterly guidance.
(1) A reconciliation of the non-GAAP financial measures: adjusted gross profit margin, adjusted operating income and adjusted operating income margin, adjusted net earnings and adjusted net earnings per diluted share, to the most directly comparable GAAP measures: gross profit margin, operating income and operating income margin, net earnings and net earnings per diluted share, and other important information accompanies this press release.
(2) We are unable to present a quantitative reconciliation of our expected net earnings per diluted share to expected adjusted net earnings per diluted share as we are unable to predict with reasonable certainty and without unreasonable effort the impact and timing of restructuring-related and other charges, acquisition-related expenses and fair value adjustments to inventory and the outcome of certain regulatory, legal and tax matters. The financial impact of these items is uncertain and is dependent on various factors, including timing, and could be material to our Consolidated Statements of Earnings.
Conference Call on Tuesday, April 27, 2021
As previously announced, Stryker will host a conference call on Tuesday, April 27, 2021 at 4:30 p.m., Eastern Time, to discuss the company's operating results for the quarter ended March 31, 2021 and provide an operational update.
To participate in the conference call dial (877) 702-4565 (domestic) or (647) 689-5532 (international) and be prepared to provide conference ID number 8988724 to the operator.
A simultaneous webcast of the call will be accessible via the company's website at www.stryker.com. The call will be archived on the Investor Relations page of this site.
A recording of the call will also be available from 8:00 p.m., Eastern Time, on Tuesday, April 27, 2021, until 11:59 p.m., Eastern Time, on Tuesday, May 4, 2021. To hear this recording, you may dial (800) 585-8367 (domestic) or (416) 621-4642 (international) and enter conference ID number 8988724.
Caution Concerning Forward-Looking Statements
This press release contains information that includes or is based on forward-looking statements within the meaning of the federal securities laws that are subject to various risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in such statements. Such factors include, but are not limited to: the impact on our operations and financial results of the COVID-19 pandemic and any related policies and actions by governments or other third parties; unexpected liabilities, costs, charges or expenses in connection with the acquisition of Wright Medical Group N.V. ("Wright"); the effects of the Wright acquisition on the parties' relationships with employees, customers, other business partners or governmental entities; weakening of economic conditions that could adversely affect the level of demand for our products; pricing pressures generally, including cost-containment measures that could adversely affect the price of or demand for our products; changes in foreign exchange markets; legislative and regulatory actions; unanticipated issues arising in connection with clinical studies and otherwise that affect U.S. Food and Drug Administration approval of new products, including Wright products; potential supply disruptions; changes in reimbursement levels from third-party payors; a significant increase in product liability claims; the ultimate total cost with respect to recall-related matters; the impact of investigative and legal proceedings and compliance risks; resolution of tax audits; the impact of the federal legislation to reform the United States healthcare system; costs to comply with medical device regulations; changes in financial markets; changes in the competitive environment; our ability to integrate and realize the anticipated benefits of acquisitions in full or at all or within the expected timeframes, including the acquisition of Wright; and our ability to realize anticipated cost savings. Additional information concerning these and other factors is contained in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We disclaim any intention or obligation to publicly update or revise any forward-looking statement to reflect any change in our expectations or in events, conditions or circumstances on which those expectations may be based, or that affect the likelihood that actual results will differ from those contained in the forward-looking statements.
Stryker is one of the world's leading medical technology companies and, together with its customers, is driven to make healthcare better. The Company offers innovative products and services in Orthopaedics, Medical and Surgical, and Neurotechnology and Spine that help improve patient and hospital outcomes. More information is available at www.stryker.com.

For investor inquiries please contact:
Preston Wells, Vice President, Investor Relations at 269-385-2600 or preston.wells@stryker.com

For media inquiries please contact:
Yin Becker, Vice President, Chief Corporate Affairs Officer at 269-385-2600 or yin.becker@stryker.com

STRYKER CORPORATION
For the Three Months March 31
(Unaudited - Millions of Dollars, Except Per Share Amounts)
CONSOLIDATED STATEMENTS OF EARNINGS

	Three Months
	2021	2020	% Change
Net sales	$3,953	$3,588	10.2%
Cost of sales	1,444	1,257	14.9
Gross profit	$2,509	$2,331	7.6%
% of sales	63.5%	65.0%
Research, development and engineering expenses	288	254	13.4
Selling, general and administrative expenses	1,575	1,330	18.4
Recall charges	6	(6)	nm
Amortization of intangible assets	181	118	53.4
Total operating expenses	$2,050	$1,696	20.9%
Operating income	$459	$635	(27.7)%
% of sales	11.6%	17.7%
Other income (expense), net	(92)	(45)	104.4
Earnings before income taxes	$367	$590	(37.8)%
Income taxes	65	97	(33.0)
Net earnings	$302	$493	(38.7)%
Net earnings per share of common stock:
Basic	$0.80	$1.32	(39.4)%
Diluted	$0.79	$1.30	(39.2)%
Weighted-average shares outstanding (in millions):
Basic	376.3	374.8
Diluted	381.7	379.7

CONDENSED CONSOLIDATED BALANCE SHEETS
	March 31	December 31
	2021	2020
Assets
Cash and cash equivalents	$2,238	$2,943
Marketable securities	74	81
Accounts receivable, net	2,616	2,701
Inventories	3,473	3,494
Prepaid expenses and other current assets	578	488
Total current assets	$8,979	$9,707
Property, plant and equipment, net	2,710	2,752
Goodwill and other intangibles, net	18,181	18,332
Noncurrent deferred income tax assets	1,519	1,530
Other noncurrent assets	2,066	2,009
Total assets	$33,455	$34,330
Liabilities and shareholders' equity
Current liabilities	$3,953	$5,041
Long-term debt, excluding current maturities	13,059	13,230
Income taxes	986	990
Other noncurrent liabilities	1,955	1,985
Shareholders' equity	13,502	13,084
Total liabilities and shareholders' equity	$33,455	$34,330

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
	Three Months
	2021	2020
Operating activities
Net earnings	$302	$493
Depreciation	95	80
Amortization of intangible assets	181	118
Changes in operating assets, liabilities, income taxes payable and other, net	(126)	(100)
Net cash provided by operating activities	$452	$591
Investing activities
Acquisitions, net of cash acquired	$(27)	$(23)
Purchases of property, plant and equipment	(83)	(144)
Change in marketable securities, net	7	4
Other investing, net	7	—
Net cash used in investing activities	$(96)	$(163)
Financing activities
Borrowings (payments) of debt, net	$(743)	$(496)
Dividends paid	(238)	(215)
Repurchases of common stock	—	—
Other financing, net	(72)	(57)
Net cash provided by (used in) financing activities	$(1,053)	$(768)
Effect of exchange rate changes on cash and cash equivalents	(8)	(33)
Change in cash and cash equivalents	$(705)	$(373)

nm - not meaningful

STRYKER CORPORATION
For the Three Months March 31
(Unaudited - Millions of Dollars)

SALES GROWTH ANALYSIS
	Three Months
				Percentage Change
				From 2020		From 2019
	2021	2020	2019	As Reported	Constant Currency	As Reported	Constant Currency
Geographic:
United States	$2,784	$2,643	$2,579	5.3%	5.3%	8.0%	8.0%
International	1,169	945	937	23.7	15.2	24.7	19.8
Total	$3,953	$3,588	$3,516	10.2%	8.0%	12.4%	11.1%
Segment:
Orthopaedics	$1,484	$1,222	$1,250	21.4%	18.7%	18.7%	17.2%
MedSurg	1,621	1,622	1,527	—	(1.6)	6.2	5.3
Neurotechnology and Spine	848	744	739	14.0	11.3	14.6	12.8
Total	$3,953	$3,588	$3,516	10.2%	8.0%	12.4%	11.1%

SUPPLEMENTAL SALES GROWTH ANALYSIS
	Three Months
								United States		International
				Percentage Change
				From 2020		From 2019		From 2020	From 2019	From 2020		From 2019
	2021	2020	2019	As Reported	Constant Currency	As Reported	Constant Currency	As Reported	As Reported	As Reported	Constant Currency	As Reported	Constant Currency
Orthopaedics:
Knees	$412	$432	$439	(4.5)%	(6.5)%	(6.1)%	(7.3)%	(8.8)%	(8.3)%	8.0%	0.1%	(0.4)%	(4.6)%
Hips	309	316	336	(2.2)	(4.7)	(8.0)	(9.4)	(7.3)	(12.6)	6.8	(0.1)	(0.1)	(3.9)
Trauma and Extremities	640	392	396	63.1	59.2	61.8	59.6	69.2	73.8	50.9	40.1	40.5	34.6
Other	123	82	79	48.6	46.7	55.5	54.5	36.2	49.0	111.4	98.1	81.2	76.2
	$1,484	$1,222	$1,250	21.4%	18.7%	18.7%	17.2%	19.0%	19.4%	26.7%	18.0%	17.5%	12.8%
MedSurg:
Instruments	$469	$513	$461	(8.5)%	(10.0)%	1.9%	0.8%	(13.4)%	(3.0)%	11.1%	2.8%	20.8%	15.7%
Endoscopy	469	455	470	3.1	1.6	(0.1)	(0.7)	(2.9)	(5.7)	27.4	19.0	22.1	19.5
Medical	622	587	531	5.9	4.0	17.0	15.9	4.1	13.6	11.8	3.6	29.1	23.8
Sustainability	61	67	65	(8.6)	(8.7)	(6.0)	(6.1)	(9.1)	(6.4)	54.1	47.1	21.7	14.6
	$1,621	$1,622	$1,527	—	(1.6)%	6.2%	5.3%	(4.1)%	1.6%	16.0%	7.6%	24.3%	19.9%
Neurotechnology and Spine:
Neurotechnology	$570	$483	$469	18.1%	15.0%	21.7%	19.5%	11.7%	12.0%	28.6%	20.3%	38.9%	32.9%
Spine	278	261	270	6.5	4.4	2.5	1.1	(1.9)	(7.3)	31.7	22.6	34.7	28.5
	$848	$744	$739	14.0%	11.3%	14.6%	12.8%	6.3%	4.1%	29.4%	20.9%	37.8%	31.7%
Total	$3,953	$3,588	$3,516	10.2%	8.0%	12.4%	11.1%	5.3%	8.0%	23.7%	15.2%	24.7%	19.8%
Note: 2021 had one less selling day than 2020 and the same number of selling days as 2019.

SUPPLEMENTAL INFORMATION - RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
We supplement the reporting of our financial information determined under accounting principles generally accepted in the United States (GAAP) with certain non-GAAP financial measures, including: percentage sales growth; percentage sales growth in constant currency; percentage organic sales growth; adjusted gross profit; adjusted selling, general and administrative expenses; adjusted research, development and engineering expenses; adjusted operating income; adjusted other income (expense), net; adjusted effective income tax rate; adjusted net earnings; adjusted net earnings per diluted share (Diluted EPS); free cash flow; and free cash flow conversion. We believe these non-GAAP financial measures provide meaningful information to assist investors and shareholders in understanding our financial results and assessing our prospects for future performance. Management believes percentage sales growth in constant currency and the other adjusted measures described above are important indicators of our operations because they exclude items that may not be indicative of or are unrelated to our core operating results and provide a baseline for analyzing trends in our underlying businesses. Management uses these non-GAAP financial measures for reviewing the operating results of reportable business segments and analyzing potential future business trends in connection with our budget process and bases certain management incentive compensation on these non-GAAP financial measures.
To measure percentage sales growth in constant currency, we remove the impact of changes in foreign currency exchange rates that affect the comparability and trend of sales. Percentage sales growth in constant currency is calculated by translating current and prior year results at the same foreign currency exchange rate. To measure percentage organic sales growth, we remove the impact of changes in foreign currency exchange rates and acquisitions, which affect the comparability and trend of sales. Percentage organic sales growth is calculated by translating current year results at prior year average foreign currency exchange rates excluding the impact of acquisitions. To measure earnings performance on a consistent and comparable basis, we exclude certain items that affect the comparability of operating results and the trend of earnings. To measure free cash flow, we adjust cash provided by operating activities by the amount of purchases of property, plant and equipment and proceeds from long-lived asset disposals and remove the impact of certain legal settlements and recall payments. To measure free cash flow conversion we divide free cash flow by adjusted net earnings.
Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported sales growth, gross profit, selling, general and administrative expenses, research, development and engineering expenses, operating income, other income (expense), net, effective income tax rate, net earnings and net earnings per diluted share, the most directly comparable GAAP financial measures. These non-GAAP financial measures are an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the reconciliations to corresponding GAAP financial measures below, provide a more complete understanding of our business. We strongly encourage investors and shareholders to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.
The following reconciles the non-GAAP financial measures discussed above with the most directly comparable GAAP financial measures. The weighted-average diluted shares outstanding used in the calculation of non-GAAP net earnings per diluted share are the same as those used in the calculation of reported net earnings per diluted share for the respective period.

STRYKER CORPORATION
For the Three Months March 31
(Unaudited - Millions of Dollars, Except Per Share Amounts)
Reconciliation of Non-GAAP Financial Measures to the Most Directly Comparable GAAP Financial Measures
Three Months 2021	Gross Profit	Selling, General & Administrative Expenses	Research, Development & Engineering Expenses	Operating Income	Other income (expense), net	Net Earnings	Effective Tax Rate	Diluted EPS
Reported	$2,509	$1,575	$288	$459	$(92)	$302	17.7%	$0.79
Reported percent net sales	63.5%	39.8%	7.3%	11.6%	(2.3)%	7.6%
Acquisition and integration-related charges (a)
Inventory stepped-up to fair value	79	—	—	79	—	60	2.3	0.16
Other acquisition and integration-related	—	(170)	—	170	—	129	5.1	0.34
Amortization of purchased intangible assets	—	—	—	181	—	151	2.2	0.40
Restructuring-related and other charges (b)	(2)	(15)	—	14	11	18	1.0	0.05
Medical device regulations (c)	1	—	(18)	19	—	16	0.3	0.04
Recall-related matters (d)	—	—	—	6	—	5	(0.5)	0.01
Regulatory and legal matters (e)	—	—	—	—	—	—	—	—
Tax matters (f)	—	—	—	—	—	56	(15.1)	0.14
Adjusted	$2,587	$1,390	$270	$928	$(81)	$737	13.0%	$1.93
Adjusted percent net sales	65.4%	35.2%	6.8%	23.5%	(2.0)%	18.6%

Three Months 2020	Gross Profit	Selling, General & Administrative Expenses	Research, Development & Engineering Expenses	Operating Income	Other income (expense), net	Net Earnings	Effective Tax Rate	Diluted EPS
Reported	$2,331	$1,330	$254	$635	$(45)	$493	16.4%	$1.30
Reported percent net sales	65.0%	37.1%	7.1%	17.7%	(1.3)%	13.7%
Acquisition and integration-related charges (a)
Inventory stepped-up to fair value	6	—	—	6	—	5	0.1	0.01
Other acquisition and integration-related	—	(31)	—	31	—	24	0.3	0.06
Amortization of purchased intangible assets	—	—	—	118	—	96	0.9	0.25
Restructuring-related and other charges (b)	4	(49)	—	54	—	42	0.6	0.11
Medical device regulations (c)	1	—	(23)	24	—	18	0.3	0.05
Recall-related matters (d)	—	—	—	(6)	—	(4)	(0.1)	(0.01)
Regulatory and legal matters (e)	—	—	—	—	—	—	—	—
Tax matters (f)	—	—	—	—	—	25	(4.2)	0.07
Adjusted	$2,342	$1,250	$231	$862	$(45)	$699	14.3%	$1.84
Adjusted percent net sales	65.3%	34.8%	6.4%	24.0%	(1.3)%	19.5%

Three Months	2021	2020
Cash provided by operating activities	$452	$591
Net earnings	$302	$493
Conversion	149.7%	119.9%

Cash provided by operating activities	$452	$591
Purchases of property, plant and equipment	(83)	(144)
Proceeds from long-lived asset disposals	7	—
Recall payments	8	4
Free cash flow	$384	$451
Adjusted net earnings	737	699
Free cash flow conversion	52.1%	64.5%

(a)	Charges represent certain acquisition and integration-related costs associated with acquisitions.
(b)	Charges represent the costs associated with the termination of sales relationships in certain countries, workforce reductions, elimination of product lines, certain long-lived asset impairments and associated costs and other restructuring-related activities.
(c)	Charges represent the costs specific to updating our quality system, product labeling, asset write-offs and product remanufacturing to comply with the medical device reporting regulations and other requirements of the new medical device regulations in the European Union and China.
(d)	Charges represent changes in our best estimate of the minimum end of the range of probable loss to resolve certain recall-related matters.
(e)	Our best estimate of the minimum of the range of probable loss to resolve certain regulatory or other legal matters and the amount of favorable awards from settlements.
(f)	Benefits and charges represent the accounting impact of certain significant and discrete tax items, including adjustments related to the Tax Cuts and Jobs Act of 2017, and the transfer of certain intellectual properties between tax jurisdictions.